Final Term Sheet

Filed Pursuant to Rule 433

Registration Statement

No. 333-214056

March 28, 2017

United Parcel Service, Inc.

Floating Rate Notes

FINAL TERM SHEET

Security Offered:	Floating Rate Notes (the “Notes”)

Issuer:	United Parcel Service, Inc. (the “Company”)

Ratings:	A1/A+

Principal Amount:	$142,115,000

Trade Date:	March 28, 2017

Settlement Date:	March 31, 2017 (T+3)

Maturity:	March 15, 2067

Price to Public:	100.00%

Gross Spread:	1.00%

Price to Company:	99.00%

Net Proceeds to Company:	$140,693,850

Base Rate:	LIBOR (Reuters Page LIBOR01)

Index Maturity:	3 month

Designated LIBOR Currency:	U.S. Dollars

Spread:	-0.30%

Initial Interest Rate:	3 month U.S. Dollar LIBOR as of two London Banking Days prior to the Settlement Date minus 0.30%

Interest Reset Dates:	March 15, June 15, September 15 and December 15 of each year, commencing on June 15, 2017

Interest Determination Dates:	Quarterly, two London Banking Days prior to each Interest Reset Date

Interest Rate Reset Period:	Quarterly

Record Dates:	March 1, June 1, September 1 and December 1 of each year, commencing on June 1, 2017

Interest Payment Dates:	March 15, June 15, September 15 and December 15 of each year, commencing on June 15, 2017

Maximum Interest Rate:	N/A

Minimum Interest Rate:	0.00%

Minimum Denominations:	The Notes will be issued in denominations of $1,000 and in integral multiples of $1,000

CUSIP/ISIN:	911312BA3 / US911312BA32

Put Provision:	The Notes will be repayable at the option of the holder on at least 30 days’ notice on the following days and at the following prices:

	Repayment Date	Price

	March 15, 2018	98.00%

	September 15, 2018	98.00%

	March 15, 2019	98.00%

	September 15, 2019	98.00%

	March 15, 2020	98.00%

	September 15, 2020	98.00%

	March 15, 2021	98.00%

	September 15, 2021	98.00%

	March 15, 2022	98.00%

	September 15, 2022	98.00%

	March 15, 2023	99.00%

	September 15, 2023	99.00%

	March 15, 2024	99.00%

	September 15, 2024	99.00%

	March 15, 2025	99.00%

	September 15, 2025	99.00%

	March 15, 2026	99.00%

	September 15, 2026	99.00%

	March 15, 2027	99.00%

	September 15, 2027	99.00%

	March 15, 2028 and each two-year anniversary thereafter to March 15, 2064	100.00%

Call Provision:	The Notes may be redeemed at any time, at the option of the Company, in whole or in part, in amounts of $1,000 or any multiple of $1,000 at the following redemption prices, if redeemed during the 6 month periods beginning on March 15 and September 15 of any of the following years:

	Redemption Date	Price

	March 15, 2047	105.00%

	September 15, 2047	105.00%

	March 15, 2048	104.50%

	September 15, 2048	104.50%

	March 15, 2049	104.00%

	September 15, 2049	104.00%

	March 15, 2050	103.50%

	September 15, 2050	103.50%

	March 15, 2051	103.00%

	September 15, 2051	103.00%

	March 15, 2052	102.50%

	September 15, 2052	102.50%

	March 15, 2053	102.00%

	September 15, 2053	102.00%

	March 15, 2054	101.50%

	September 15, 2054	101.50%

	March 15, 2055	101.00%

	September 15, 2055	101.00%

	March 15, 2056	100.50%

	September 15, 2056	100.50%

	March 15, 2057 and thereafter to maturity	100.00%

Day Count Convention:	Actual/360

Form:	DTC, Book-Entry

Underwriters:	UBS Securities LLC Deutsche Bank Securities Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC

Certain United States Federal Income Tax Considerations:

Notes Used as Qualified Replacement Property

Prospective investors seeking to treat the Notes as “qualified replacement property” for purposes of Section 1042 of the Internal Revenue Code of 1986, as amended (the “Code”), should be aware that Section 1042 requires the issuer to meet certain requirements in order for the Notes to constitute qualified replacement property. In general, qualified replacement property is a security issued by a domestic operating corporation that did not, for the taxable year preceding the taxable year in which such security was purchased, have “passive investment income” in excess of 25 percent of the gross receipts of such corporation for such preceding taxable year (the “passive income test”). For purposes of the passive income test, where the issuing corporation is in control of one or more corporations or such issuing corporation is controlled by one or more other corporations, all such corporations are treated as one corporation (the “affiliated group”) when computing the amount of passive investment income for purposes of Section 1042.

The Company believes that it qualifies as a domestic operating corporation and that less than 25 percent of its affiliated group’s gross receipts is passive investment income for the taxable year ended December 31, 2016. In making this determination, the Company has made certain assumptions and used procedures which it believes are reasonable. The Company cannot give any assurance as to whether it will continue to qualify as a domestic operating corporation or meet the passive income test. It is, in addition, possible that the Internal Revenue Service may disagree with the manner in which the Company has calculated the affiliated group’s gross receipts (including the characterization thereof) and passive investment income and the conclusions reached in this discussion. Prospective purchasers of the Notes should consult with their own tax advisors with respect to these and other tax matters relating to the Notes.

The Notes are securities with no established trading market. No assurance can be given as to whether a trading market for the Notes will develop or as to the liquidity of a trading market for the Notes. The availability and liquidity of a trading market for the Notes will also be affected by the degree to which purchasers treat the Notes as qualified replacement property.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.

Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting UBS Securities LLC toll free at 1 888 827 7275; or Deutsche Bank Securities Inc. toll-free at 1-800-503-4611; or J.P. Morgan Securities LLC collect at (212) 834-4533; or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.